 UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

____________________

Date of report (Date of earliest event reported): February 18, 2020

Amyris, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-34885	55-0856151
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

5885 Hollis Street, Suite 100, Emeryville, CA	94608
(Address of principal executive offices)	(Zip Code)

510 450-0761
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	AMRS	The Nasdaq Stock Market
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2). Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

As previously reported, on December 30, 2019, the Company entered into separate exchange agreement (the “Exchange Agreements”) with certain private investors (the “Holders”), pursuant to which the parties agreed to exchange the Company’s senior convertible notes issued on November 15, 2019 (the “November 2019 Notes”), that are convertible into shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), for (i) new senior convertible notes in an aggregate principal amount of $51 million (the “New Notes” or “Senior Convertible Notes due 2022”), (ii) an aggregate of 2,742,160 shares of Common Stock (the “Exchange Shares”), (iii) rights (the “Rights”) to acquire up to an aggregate of 2,484,321 shares of Common Stock, (iv) warrants (the “Warrants”) to purchase up to an aggregate of 3,000,000 shares of Common Stock (the “Warrant Shares”) at an exercise price of $3.25 per share, with an exercise term of two years from issuance, (v) accrued and unpaid interest on the November 2019 Notes (payable on or prior to January 31, 2020) and (vi) cash fees in an aggregate amount of $1.0 million (payable on or prior to January 31, 2020) (the “Exchange”). Pursuant to the New Notes, the Company will agree to use commercially reasonable efforts to obtain from the Company’s stockholders the approval contemplated by Nasdaq Listing Standard Rule 5635(d) with respect to the issuance of shares of Common Stock upon conversion of, or otherwise pursuant to, the New Notes in excess of the limitation imposed by such rule (the “Exchange Cap”), including without limitation the issuance of shares of Common Stock upon conversion of, or otherwise pursuant to, the New Notes in excess of the Exchange Cap (the “Stockholder Approval”), at an annual or special meeting of stockholders to be held on or prior to March 15, 2020. The entry into and terms of the Exchange Agreements, the terms of the New Notes and related matters were reported in Current Reports on Form 8-K filed by the Company with the Securities and Exchange Commission (the “SEC”) on December 30, 2019 and January 21, 2020, which are incorporated herein by reference.

On February 18, 2020, the Company and the Holders entered into separate waiver and forbearance agreements, (the “W&F Agreements”), pursuant to which the Holders agreed to, for 60 days following the date of the W&F Agreement, except in case of early termination of the W&F Agreement or, solely with respect to the Stockholder Approval if the other defaults described below have been cured on or prior to the date that is 60 days following the date of the W&F Agreement, until May 31, 2020 (the “W&F Period”), and in each case subject to certain conditions to effectiveness contained in the W&F Agreement, (i) forbear from exercising certain of their rights and remedies with respect to certain defaults by the Company, including, but not limited to, the Company's failure, on or before January 31, 2020, (A) to receive aggregated net cash proceeds of not less than $50 million from one or more financing transactions, (B) to repay in full or convert into equity all indebtedness outstanding under the Credit and Security Agreement entered into by the Company and certain of the Company’s subsidiaries with certain investors on November 14, 2019 (the “CSA”) or amend all such indebtedness outstanding under the CSA to fit within the definition of permitted indebtedness of the New Notes, and certain other events of default, and (ii) waive any event of default for (A) violations of the Minimum Liquidity Covenant (as defined in the New Note) since December 31, 2019 and (B) failure to obtain the Stockholder Approval prior to March 15, 2020.

In addition, pursuant to the W&F Agreements, the Company and the Holders agreed that (i) the New Note amortization payment due on March 1, 2020 (the “Amortization Payment”) shall be in the aggregate amount of $10.0 million (split proportionally among the Holders) and that the Company shall elect to pay such amortization payment in shares of Common Stock in accordance with the terms of the New Note, provided however, that: (A) the Amortization Stock Payment Price (as defined in the New Note) shall be $3.00, (B) the Amortization Share Payment Period (as defined in the New Note) with respect to the Amortization Payment will end on April 30, 2020 rather than March 31, 2020; and (C) in the event that Holder does not elect to receive the full Amortization Share Amount (as defined in the New Note) during such Amortization Share Payment Period, then the Amortization Payment shall be automatically reduced by the portion of such Amortization Payment not received by the Holder, (ii) there shall be no amortization payment due on April 1, 2020, and (iii) the amortization payment due on May 1, 2020 shall be in the aggregate amount of $8.9 million (split proportionally among the Holders).

The effectiveness of the W&F Agreements is subject to customary closing conditions, including, but not limited to the execution of forbearance agreements by the investors of the CSA with respect to loans subject to the CSA.

The foregoing description of the W&F Agreement is a summary and is qualified in its entirety by reference to the form of W&F Agreement, which is filed as Exhibit 10.1 hereto and is incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information contained in Item 1.01 above is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d)    Exhibits

The following exhibits are filed herewith:

Exhibit Number	Description
10.1	Form of W&F Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMYRIS, INC.

Date: February 19, 2020	By:	/s/ Kathleen Valiasek
Kathleen Valiasek
Chief Business Officer